**SIGNATURES**

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

**Fresca Worldwide Trading Corporation**

By: /s/ E. Robert Gates

President and Secretary

Date: March 6, 2009